EXHIBIT 99.1

PULASKI FINANCIAL REPORTS SIGNIFICANT INCREASE
IN FOURTH FISCAL QUARTER EARNINGS

•	Diluted EPS was $0.25 for the fourth fiscal quarter of 2010 compared with $0.25 for the linked quarter and $0.02 for the prior-year quarter

•	Return on average assets and return on average common equity were 0.91% and 12.42%, respectively, for the quarter ended September 30, 2010; dividend payout ratio equaled 38%

•
Bank maintained “well-capitalized” regulatory status, with an estimated Tier 1 leverage capital ratio and an estimated total risk-based capital ratio of 9.02% and 12.40%, respectively, at September 30, 2010

•
Provision for loan losses was $4.3 million for the quarter versus net charge-offs of $4.1 million compared with $4.5 million and $4.2 million, respectively, for the linked quarter and $6.5 million and $6.7 million, respectively, for the prior year quarter

•	Ratio of allowance to total loans increased to 2.52% at September 30, 2010 compared with 2.46% at June 30, 2010 and 1.79% at September 30, 2009

•
Net interest income increased 6% over the linked quarter and 13% over the prior-year quarter on an improvement in the net interest margin and, for the linked quarter, an increase in average loans held for sale

•	Net interest margin increased 7 basis points over the linked quarter and 44 basis points over the prior-year quarter on decreased funding costs and growth in mortgage loans held for sale

•
Mortgage revenues were down 3% from the linked quarter and 28% from the prior-year quarter as loan origination and sales activity remained robust, but net sales margins were below the levels realized in prior-year periods

ST. LOUIS, October 19, 2010 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income for the quarter ended September 30, 2010 of $3.2 million, or $0.25 per diluted common share, compared with a net income of $3.2 million, or $0.25 per diluted common share, for the quarter ended June 30, 2010 and net income of $723,000, or $0.02 per diluted common share, for the September 2009 quarter.  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock, issued in January 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program, totaling $515,000, or $0.04 per diluted common share, in the quarter ended September 30, 2010, $515,000, or $0.05 per diluted common share in the quarter ended June 30, 2010, and $514,000, or $0.05 per diluted common share, in the quarter ended September 30, 2009.  For the twelve-month periods, the Company reported net income of $3.3 million in 2010, which translated to $0.12 per diluted common share after deduction of preferred dividends, compared with net income of $5.1 million in 2009, or $0.37 per diluted common share after deduction of preferred dividends.

Gary Douglass, President and Chief Executive Officer commented, “We are pleased to report another quarter of solid earnings in the midst of difficult economic times.  Our credit provisions remained elevated, but below the historically high levels we saw in prior periods, and we continue to be hopeful that we have seen the beginning of provision normalization.  We also saw another quarter of net interest margin expansion driven by increased levels of mortgage loans held for sale and decreased funding costs.  This performance again resulted in respectable and improving ratios of return on common equity, return on assets and dividend pay-out."

Net Interest Income Increased on Improved Net Interest Margin Combined with Growth in Average Mortgage Loans Held for Sale

Net interest income rose $709,000, or 6%, to $12.4 million for the quarter ended September 30, 2010 compared with $11.7 million for the quarter ended June 30, 2010 and rose $1.4 million, or 13%, compared with $11.0 million for the same period a year ago.  For the twelve-month period, net interest income increased $5.1 million, or 12%, to $46.7 million. The increases were primarily the result of expansion in the net interest margin, which increased to 3.72% for the quarter ended September 30, 2010 compared with 3.65% for the quarter ended June 30, 2010 and 3.28% for the September 2009 quarter.  For the twelve-month periods, the net interest margin was 3.54% in 2010 compared with 3.10% in 2009. The net interest margin benefitted from market-driven declines in the cost of deposits and wholesale borrowings and, for the linked-quarter, growth in mortgage loans held for sale, which typically produce higher interest-rate spreads than other interest-earning assets held by the Company.

Mortgage Revenues Remain Robust, But Below Recent Highs

Non-interest income decreased 8% to $3.5 million for the quarter ended September 30, 2010 compared with $3.7 million for the quarter ended June 30, 2010, and decreased 16% compared with $4.1 million for the September 2009 quarter.  For the twelve-month period, non-interest income decreased 23% to $15.0 million in 2010 compared with $19.6 million in 2009.

Mortgage revenues totaled $1.7 million on loan sales of $489 million for the quarter ended September 30, 2010 compared with $1.8 million on loan sales of $382 million for the quarter ended June 30, 2010, and $2.4 million on loan sales of $471 million for the September 2009 quarter.  The net profit margin on loans sold was 0.35% for the quarter ended September 30, 2010 compared with 0.46% for the quarter ended June 30, 2010 and 0.51% for the September 30, 2009 quarter.  The Company saw lower gross profit margins on loans sold during the September 2010 quarter as the result of a greater percentage of loan activity related to mortgage refinancings, which generally realize lower profit margins than home purchase activity; extended commitment periods for delivery of loans to the Company’s investors, resulting in lower sales margins; and increased variable costs on loans originated.  In addition, the Company increased its reserve for amounts potentially due to the Company’s loan investors under guarantees related to loans that were previously sold and became delinquent or defaulted.  For the year, mortgage revenues totaled $7.8 million on loan sales of $1.7 billion in 2010 compared with $12.7 million on loan sales of $2.0 billion in 2009.

2

Mortgage loans originated for sale totaled $612 million for the quarter ended September 30, 2010 compared with $456 million for the quarter ended June 30, 2010, and $405 million for the September 2009 quarter.  For the twelve-month period, mortgage loans originated for sale totaled $1.9 billion in 2010 compared with $2.1 billion in 2009.  Mortgage loans held for sale increased $92.5 million, or 57%, to $253.6 million at September 30, 2010 compared with $161.1 million at June 30, 2010.

Douglass noted, “Our mortgage division experienced another successful quarter of high loan origination and sales volumes resulting in yet another quarter of strong mortgage revenues.  The historically-low levels of market interest rates continued to fuel demand for mortgage loan refinancings.  As a result, we saw net profit margins decline during the quarter since refinancing activity generally produces lower profit margins than home purchase activity.  In addition, like most other mortgage banking operations, the high level of activity created the need to extend our commitment times for delivery of loans to our investors, which also resulted in lower profit margins on loans sold.  We finished the quarter with $254 million of mortgage loans held for sale at September 30, 2010, which will benefit our first fiscal quarter of 2011 when they are delivered to our investors and the related mortgage revenues are realized.”

Asset Quality

Primarily as the result of decreased net charge-offs, the provision for loan losses for the three months ended September 30, 2010 decreased to $4.3 million compared with $4.5 million for the quarter ended June 30, 2010 and $6.5 million for the September 2009 quarter.  Net charge-offs for the quarter ended September 30, 2010 totaled $4.1 million, or 1.51% of average loans on an annualized basis, compared with $4.2 million, or 1.51% of average loans on an annualized basis, for the quarter ended June 30, 2010 and $6.7 million, or 2.29% of average loans on an annualized basis, for the September 2009 quarter.  For the year, the provision for loan losses totaled $26.1 million versus net charge-offs of $19.7 million compared with $23.0 million and $15.2 million, respectively, in 2009.

Non-performing assets increased to $74.5 million at September 30, 2010 from $66.3 million at June 30, 2010.  The increase was the result of a $9.5 million increase in non-accrual loans partially offset by a $1.1 million decrease in real estate acquired through foreclosure and a $193,000 decrease in troubled debt restructurings.  During the September 2010 quarter, management placed loans to one of the Company’s largest commercial customers, totaling $14.7 million, on non-accrual status because of the borrower’s weakened financial condition.  Management is actively working with the borrower, who has expressed a willingness to repay the loans.

Management continued its efforts to proactively modify loan repayment terms with residential borrowers who were experiencing financial difficulties in the current economic climate with the belief that these actions would maximize the Bank’s ultimate recoveries on these loans.  The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans.  Many of these borrowers were current at the time of their modifications and showed strong intent and ability to repay their obligations under the modified terms.  During the quarter ended September 30, 2010, the Company restructured approximately $4.7 million of loans to troubled residential borrowers and returned approximately $3.9 million of previously restructured residential loans to performing status as the result of the borrowers’ favorable performance history since restructuring.  At September 30, 2010, $27.6 million, or 84% of total restructured loans, related to residential borrowers compared with $27.4 million, or 82% of total restructured loans, at June 30, 2010.  At September 30, 2010, 70% of these residential borrowers were performing as agreed under the modified terms of the loans compared with 74% at June 30, 2010.

3

Douglass commented, “As you will recall, we cautioned our shareholders last quarter that, despite two consecutive quarters of non-performing asset declines, it was possible that there could be a temporary uptick in non-performing asset levels in future quarters as we continue to work through economic and portfolio issues with our borrowers.  We saw an increase in non-performing assets this quarter as the result of one of our large commercial relationships being placed on non-accrual status.  Despite the current quarter increase, our non-performing asset levels at September 30, 2010 still remain approximately $5 million, or 6%, below their peak levels at December 31, 2009.  Accordingly, we continue to remain guardedly optimistic that we are at or near the peak of non-performing asset levels.”

The ratio of the allowance for loan losses to loans receivable increased to 2.52% at September 30, 2010 compared with 2.46% at June 30, 2010 and 1.79% at September 30, 2009.  The ratio of the allowance for loan losses to non-performing loans decreased to 45.3% at September 30, 2010 compared with 53.3% at June 30, 2010 and 34.7% at September 30, 2009.  The linked-quarter decrease in the non-performing coverage ratio was primarily due to the addition of the large commercial relationship to non-accrual loans.  Management believes this coverage ratio is appropriate based on the mix of non-performing loans, specifically the large number of troubled debt restructurings that were performing under their restructured terms.  Excluding restructured loans that were performing under their restructured terms and the related allowance for loan losses, the ratio of the allowance for loan losses to the remaining non-performing loans decreased to 75.5% at September 30, 2010 compared with108.9% at June 30, 2010 and 55.9% at September 30, 2009.

Real estate acquired in settlement of loans was $14.9 million at September 30, 2010 compared with $16.0 million at June 30, 2010.  Real estate foreclosure losses and expense was $919,000 for the quarter ended September 30, 2010 compared with $550,000 for the quarter ended June 30, 2010 and $253,000 for the same quarter last year.  Real estate foreclosure losses and expense includes realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure, and expenses incurred in connection with maintaining the properties until they are sold.  Expense for the September 2010 quarter included an additional $400,000 write-down of an existing property due to a decline in its estimated value since its acquisition in a prior period.

Conclusion / Outlook

Douglass commented, “The general economic environment during the past year continued to present the banking industry with significant challenges.  In the face of these challenges, we reported positive earnings for fiscal 2010, with a strong finish during the last half of the year.  Looking forward to the first fiscal quarter of 2011, we expect another solid quarter that is reasonably comparable to the third and fourth quarters of fiscal 2010.  For the full fiscal year of 2011, we expect substantial year-over-year earnings improvement compared to fiscal 2010.  We anticipate that asset quality will continue to slowly but steadily improve resulting in a continuation of credit provision normalization, which should be the primary driver of meaningful earnings growth for the year.”

4

Conference Call Tomorrow

Pulaski Financial’s management will discuss fourth quarter results and other developments tomorrow, October 20, 2010, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through November 3, 2010 at 800-642-1687 or 706-645-9291, conference ID 49925029.

About Pulaski Financial

Pulaski Financial Corp., operating in its 88th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through six loan production offices in the St. Louis and Kansas City metropolitan areas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2009 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3827

  5

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Interest income	$ 16,299	$ 15,918	$ 16,855
Interest expense	3,892	4,220	5,826

Net interest income	12,407	11,698	11,029
Provision for loan losses	4,250	4,500	6,521

Net interest income after provision for loan losses	8,157	7,198	4,508

Retail banking fees	971	1,005	1,011
Mortgage revenues	1,706	1,756	2,384
Investment brokerage revenues	417	610	332
Gain on sale of securities	-	-	59
Other	359	361	337
Total non-interest income	3,453	3,732	4,123

Compensation expense	3,262	3,153	3,715
Occupancy, equipment and data processing expense	2,180	2,090	2,103
Advertising	189	135	307
Professional services	391	290	484
Real estate foreclosure losses and expenses, net	919	550	253
FDIC deposit insurance premiums	502	493	482
Other	727	632	768
Total non-interest expense	8,170	7,343	8,112

Income before income taxes	3,440	3,587	519
Income tax expense (benefit)	253	410	(204)
Net income after tax	3,187	3,177	723
Preferred stock dividends	515	515	514
Earnings available for common shares	$ 2,672	$ 2,662	$ 209

Annualized Performance Ratios
Return on average assets	0.91%	0.93%	0.20%
Return on average common equity	12.42%	12.61%	0.94%
Interest rate spread	3.54%	3.47%	3.04%
Net interest margin	3.72%	3.65%	3.28%

SHARE DATA
Weighted average shares outstanding - basic	10,466,557	10,418,153	10,246,356
Weighted average shares outstanding - diluted	10,807,056	10,622,155	10,550,782
Basic earnings per common share	$0.26	$0.26	$0.02
Diluted earnings per common share	$0.25	$0.25	$0.02
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME, Continued
(Unaudited)

	(Dollars in thousands except per share data)

	Twelve Months Ended September 30,
	2010	2009
Interest income	$ 65,104	$ 67,823
Interest expense	18,392	26,215

Net interest income	46,712	41,608
Provision for loan losses	26,064	23,031

Net interest income after provision for loan losses	20,648	18,577

Retail banking fees	3,777	3,893
Mortgage revenues	7,840	12,684
Investment brokerage revenues	1,798	1,337
Gain on sale of securities	-	303
Other	1,605	1,350
Total non-interest income	15,020	19,567

Compensation expense	13,965	14,270
Occupancy, equipment and data processing expense	8,289	8,082
Advertising	566	1,051
Professional services	1,748	1,518
Real estate foreclosure losses and expenses, net	2,812	1,318
FDIC deposit insurance premiums	1,980	1,555
FDIC special assessment	-	700
Other	2,756	2,943
Total non-interest expense	32,116	31,437

Income before income taxes	3,552	6,707
Income tax expense	259	1,630
Net income after tax	3,293	5,077
Preferred stock dividends	2,060	1,265
Earnings available for common shares	$ 1,233	$ 3,812

Annualized Performance Ratios
Return on average assets	0.24%	0.36%
Return on average common equity	1.42%	4.36%
Interest rate spread	3.34%	2.85%
Net interest margin	3.54%	3.10%

SHARE DATA
Weighted average shares outstanding - basic	10,380,822	10,178,681
Weighted average shares outstanding - diluted	10,626,919	10,402,165
Basic earnings per common share	$0.12	$0.37
Diluted earnings per common share	$0.12	$0.37
Dividends per common share	$0.380	$0.380

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)
	September 30,	June 30,	September 30,
	2010	2010	2009
Total assets	$ 1,452,158	$ 1,387,994	$ 1,406,426
Loans receivable, net	1,046,273	1,067,465	1,132,095
Allowance for loan losses	26,976	26,821	20,579
Mortgage loans held for sale, net	253,578	161,078	109,130
Investment securities	8,001	5,096	1,997
FHLB stock	9,774	5,885	11,650
Mortgage-backed & related securities	19,142	22,666	28,165
Cash and cash equivalents	15,603	25,630	37,451
Deposits	1,115,203	1,145,963	1,191,629
FHLB advances	181,000	92,900	61,000
Subordinated debentures	19,589	19,589	19,589
Stockholders' equity - preferred	31,088	30,979	30,655
Stockholders' equity - common	85,265	83,144	86,306
Book value per common share	$7.87	$7.70	$8.31

	September 30,	June 30,	September 30,
	2010	2010	2009
LOANS RECEIVABLE
Real estate mortgage:
Residential first mortgages	$ 243,650	$ 254,425	$ 248,799
Residential second mortgages	60,281	64,937	72,083
Home equity lines of credit	201,922	209,351	227,142
Multi-family residential	43,736	44,666	44,463
Commercial real estate	256,224	258,260	231,270
Land acquisition and development	74,790	76,588	80,259
Total real estate mortgage	880,603	908,227	904,016

Real estate construction and development:
One to four family residential	8,127	8,341	19,664
Multi-family residential	3,876	4,181	6,864
Commercial real estate	19,068	20,072	59,430
Total real estate construction and development	31,071	32,594	85,958

Commercial & industrial loans	155,294	146,205	154,973
Consumer and installment	3,512	3,803	4,171
	1,070,480	1,090,829	1,149,118
Add (less):
Deferred loan costs	3,884	4,028	4,369
Loans in process	(1,115)	(571)	(813)
Allowance for loan losses	(26,976)	(26,821)	(20,579)
	(24,207)	(23,364)	(17,023)
Total	$ 1,046,273	$ 1,067,465	$ 1,132,095

Weighted average rate at end of period	5.34%	5.39%	5.33%

	September 30, 2010		June 30, 2010		September 30, 2009
		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate	Balance	Rate
Demand Deposit Accounts:
Non-interest-bearing checking	$ 149,186	0.00%	$ 127,389	0.00%	$ 103,397	0.00%
Interest-bearing checking	345,013	0.90%	361,431	0.91%	263,020	1.24%
Passbook savings accounts	30,296	0.18%	30,806	0.17%	28,875	0.24%
Money market	189,851	0.52%	214,917	0.48%	253,996	0.76%
Total demand deposit accounts	714,346	0.58%	734,543	0.59%	649,288	0.81%

Certificates of Deposit:
Retail	328,394	2.20%	330,422	2.34%	348,717	2.63%
CDARS	64,051	0.65%	72,592	0.69%	110,240	1.54%
Brokered	8,412	5.23%	8,406	5.23%	83,384	2.67%
Total certificates of deposit	400,857	2.02%	411,420	2.10%	542,341	2.42%
Total deposits	$ 1,115,203	1.09%	$ 1,145,963	1.14%	$ 1,191,629	1.54%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

		(In thousands)

	September 30,	June 30,	September 30,
NONPERFORMING ASSETS	2010	2010	2009
Non-accrual loans:
Residential real estate first mortgages	$ 6,727	$ 8,341	$ 7,093
Residential real estate second mortgages	1,522	1,685	629
Home equity	2,206	2,995	3,086
Commercial and multi-family	5,539	2,104	2,595
Land acquisition and development	8,796	769	2,193
Real estate-construction and development	1,189	876	7,455
Commercial and industrial	417	151	703
Consumer and other	100	113	220
Total non-accrual loans	26,496	17,034	23,974

Accruing loans past due 90 days or more:
Residential real estate first mortgages	-	-	1
Residential real estate second mortgages	-	-	27
Home equity	-	-	43
Land acquisition and development	-	-	316
Total accruing loans past due 90 days or more	-	-	387

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	16,093	17,321	17,785
Residential real estate second mortgages	2,186	1,620	2,062
Home equity	1,050	1,422	1,695
Commercial and multi-family	184	165	-
Land acquisition and development	426	121	107
Real estate-construction and development	3,306	3,578	100
Commercial and industrial	1,355	1,856	787
Consumer and other	83	85	93
Total current restructured loans	24,683	26,168	22,629
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	7,251	5,278	2,788
Residential real estate second mortgages	339	1,249	746
Home equity	728	464	150
Commercial and multi-family	-	-	7,831
Land acquisition and development	65	-	57
Real estate-construction and development	-	100	-
Commercial and industrial	-	-	777
Total past due restructured loans	8,383	7,091	12,349
Total restructured loans	33,066	33,259	34,978
Total non-performing loans	59,562	50,293	59,339
Real estate acquired in settlement of loans:
Residential real estate	3,632	4,038	3,386
Commercial real estate	11,268	12,002	5,068
Total real estate acquired in settlement of loans	14,900	16,040	8,454
Total non-performing assets	$ 74,462	$ 66,333	$ 67,793

(1)
Troubled debt restructured includes non-accrual loans totaling $32.9 million, $33.2 million and $27.7 million at September 30, 2010, June 30, 2010 and September 30, 2009, respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
ALLOWANCE FOR LOAN LOSSES	2010	2009	2010	2009
Allowance for loan losses, beginning of period	$ 26,821	$ 20,743	$ 20,579	$ 12,762
Provision charged to expense	4,250	6,521	26,064	23,031
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(719)	(678)	(3,390)	(3,762)
Residential real estate second mortgages	(1,070)	(563)	(2,024)	(1,431)
Home equity	(1,901)	(860)	(4,142)	(2,653)
Commercial and multi-family	28	(51)	(4,236)	(36)
Land acquisition & development	-	(2,394)	(1,145)	(4,231)
Real estate-construction and development	(74)	(1,951)	(2,249)	(2,425)
Commercial and industrial	(330)	(147)	(2,316)	(530)
Consumer and other	(29)	(41)	(165)	(146)
Total loans charged off, net	(4,095)	(6,685)	(19,667)	(15,214)
Allowance for loan losses, end of period	$ 26,976	$ 20,579	$ 26,976	$ 20,579

	September 30,	June 30,	September 30,
ASSET QUALITY RATIOS	2010	2010	2009
Nonperforming loans as a percent of total loans	5.56%	4.61%	5.16%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	3.26%	2.21%	3.19%
Nonperforming assets as a percent of total assets	5.13%	4.78%	4.82%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	3.43%	2.89%	3.21%
Allowance for loan losses as a percent of total loans	2.52%	2.46%	1.79%
Allowance for loan losses as a percent
of nonperforming loans	45.29%	53.33%	34.68%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	75.47%	108.89%	55.94%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	September 30, 2010			September 30, 2009
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$ 1,083,333	$ 13,961	5.15%	$ 1,167,042	$ 15,169	5.20%
Mortgage loans held for sale	196,123	2,109	4.30%	101,746	1,298	5.10%
Other interest-earning assets	53,427	229	1.71%	76,458	388	2.03%
Total interest-earning assets	1,332,883	16,299	4.89%	1,345,246	16,855	5.01%
Noninterest-earning assets	71,300			67,412
Total assets	$ 1,404,183			$ 1,412,658

Interest-bearing liabilities:
Deposits	$ 983,163	$ 3,416	1.39%	$ 1,077,354	$ 5,080	1.89%
Borrowed money	167,856	476	1.13%	107,014	746	2.79%
Total interest-bearing liabilities	1,151,019	3,892	1.35%	1,184,368	5,826	1.97%
Noninterest-bearing deposits	120,486			94,217
Noninterest-bearing liabilities	15,624			14,442
Stockholders' equity	117,054			119,631
Total liabilities and stockholders' equity	$ 1,404,183			$ 1,412,658
Net interest income		$ 12,407			$ 11,029
Interest rate spread			3.54%			3.04%
Net interest margin			3.72%			3.28%

	Twelve Months Ended
	September 30, 2010			September 30, 2009
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$ 1,117,273	$ 57,690	5.16%	$ 1,160,137	$ 60,481	5.21%
Mortgage loans held for sale	136,919	6,259	4.57%	119,770	5,768	4.82%
Other interest-earning assets	64,637	1,155	1.79%	62,729	1,574	2.51%
Total interest-earning assets	1,318,829	65,104	4.94%	1,342,636	67,823	5.05%
Noninterest-earning assets	73,592			70,829
Total assets	$ 1,392,421			$ 1,413,465

Interest-bearing liabilities:
Deposits	$ 1,036,088	$ 16,134	1.56%	$ 976,735	$ 21,516	2.20%
Borrowed money	116,623	2,258	1.94%	213,891	4,699	2.20%
Total interest-bearing liabilities	1,152,711	18,392	1.60%	1,190,626	26,215	2.20%
Noninterest-bearing deposits	108,188			99,127
Noninterest-bearing liabilities	13,763			14,286
Stockholders' equity	117,759			109,426
Total liabilities and stockholders' equity	$ 1,392,421			$ 1,413,465
Net interest income		$ 46,712			$ 41,608
Interest rate spread			3.34%			2.85%
Net interest margin			3.54%			3.10%